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                                                                    Exhibit 99.1

                                                          [GRAPHIC REMOVED HERE]
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                                                      National Steel Corporation
                                                       4100 Edison Lakes Parkway
                                                       Mishawaka, IN  46545-3440


News Release

Media Contact:                      Tamara J. Freeman
                                    574-273-7559

Analyst / Investor Contact:         William E. McDonough
                                    574-273-7414



                       NATIONAL STEEL CORPORATION UPDATES
              CHAPTER 11 PROCESS AND ANNOUNCES AUGUST 2002 RESULTS

     Mishawaka, IN, October 7, 2002 - During the past month, National Steel Corporation continued to make progress on its plans for emergence from Chapter 11, exploring potential opportunities with strategic buyers while continuing to work with its creditors on a stand-alone plan. Mineo Shimura, the newly elected chairman and chief executive officer commented about the progress by stating, "The Company continues to make progress towards resolving its Chapter 11 proceedings as soon as possible. I am committed to working diligently and creatively to meet the best interests of all of the stakeholders of the Company.

     National Steel announced August 2002 financial results for those entities that filed Chapter 11 that were also reported in a Form 8-K filed by the Company on September 25, 2002. For the month of August, the Company reported a net loss of $0.2 million, an improvement of $3.8 million compared to July 2002, on revenues of $233.8 million. Operating income, which amounted to $2.8 million for the month, included a gain of $3.2 million from the sale of undeveloped real estate owned by the Company in Texas and approximately $8.0 million in expense for an annual outage at the Company's pellet operations in Hibbing, MN. For the fourth consecutive month the Company generated positive EBITDA, excluding the gain on the asset sale, with August amounting to $12.9 million. Total available liquidity, which includes cash balances plus available borrowing capacity, was $226 million at the end of August 2002 as the Company continues to see its liquidity improve.

     "We are pleased with our August results. The Company continues to make steady improvements since the filing of Chapter 11 in early March 2002. I am committed to doing everything necessary to continue this progress, with a focus on cost reduction, efficiency improvements and maintaining our outstanding customer service standards," stated Mr. Shimura.

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                                                                    Exhibit 99.1



     All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-K for the year ended December 31, 2001. The Company undertakes no responsibility, other than as required under applicable law, to provide future status reports regarding its financial results or its reorganization.

     Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the nation's largest producers of carbon flat-rolled steel products, with annual shipments of approximately six million tons. National Steel employs approximately 8,200 employees. Please visit the Company's web site at www.nationalsteel.com for more information on the Company and its products and facilities.